Exhibit 10.4

Execution Version

LAND AND WATER LEASE AGREEMENT

This Land and Water Lease Agreement (“Lease”) is executed this 1st day of April 2026 (“Effective Date”) by and between LIMONEIRA COMPANY, a California corporation (“Owner”) and AGROMIN-LIMONEIRA LLC, a California limited liability company (“Tenant”) (each a “Party” and collectively the “Parties”), with reference to the following facts:

RECITALS

A.    Tenant desires to lease certain real property in unincorporated Ventura County currently owned by Owner, comprised of a 70-acre site at 12390 Telegraph Road, Santa Paula, CA, a portion of the 453-acre parcel known as Ventura County Assessor’s Parcel Number (“APN”) 090-0-180-085 and more particularly depicted on Exhibit “A,” attached hereto (the “Premises”). Tenant is a limited liability company formed as a joint venture between Owner and California Wood Recycling Inc., dba Agromin, and intends to develop a commercial organics processing facility (“Facility”) on the Premises. Prior to commencement of commercial operation, the Facility will need to be constructed and receive approvals from the necessary government agencies, including but not limited to the solid waste Local Enforcement Agency for Ventura County (collectively, “Permits and Approvals”). The Facility will also require a long-term reliable water supply (including process water, domestic water, and fire service water) with an anticipated demand of 89 acre-feet per year (“AFY”).

B.    Farmers Irrigation Company (“FICO”) is a California nonprofit mutual benefit corporation that serves water to its members for agricultural irrigation in the Santa Clara River Valley within Ventura County. Owner currently owns Class A membership shares (“FICO Memberships”), also referred to as “membership units,” in FICO. Each holder of a Membership is entitled on a first-priority basis to receive its proportionate share of FICO’s available water, at one acre-foot of water per year per Membership.

C.    Owner is a party to the adjudication (“Adjudication”) of the Santa Paula Groundwater Basin (“Basin”) in the case United Water Conservation District v. City of San Buenaventura, et al., California Superior Court, County of Ventura, Case No. 115611, Original Judgment, March 7, 1996; Amended August 24, 2010. The judgment entered in the Adjudication, as amended and restated (“Judgment”), adjudicated groundwater rights in the Basin. With respect to parties to the Adjudication other than the City of Buenaventura, the adjudicated rights to extract groundwater from the Basin are defined as Individual Party Allocation (“IPA”), which is held in trust by the Santa Paula Basin Pumpers Association (“Association”) on behalf of such parties. The Association updates the amount of each party’s IPA annually within an exhibit to the annual report filed with the court pursuant to the Judgment. The Association is also responsible for administering transfers of IPA and maintaining records of such transfers.

D.    Owner has both FICO Memberships and IPA available to provide water supply to support the Facility.

E.    Owner agrees to lease the Premises to Tenant and provide Tenant with a long-term water supply in connection with this Lease, as set forth below.

AGREEMENT

NOW, THEREFORE, the Parties agree as follows:

1.     Lease of Premises.

1.1     Lease. Owner hereby leases to Tenant the Premises and all improvements located thereon and all rights appurtenant thereto, including, without limitation, all wells, pumps, motors, electrical hookups, water discharge fixtures, on the terms and conditions set forth in this Lease.

1.2     Term. The term of this Lease (“Lease Term”) is for fifty (50) years starting on the Effective Date. At the end of this 50-year term and subject to Owner’s consent in Owner’s sole and absolute discretion, Tenant has the option to extend for four consecutive ten (10) year terms followed by a consecutive nine (9) year term, for a total of ninety-nine (99) years. The Tenant shall give to Owner a written notice of request to exercise each option and that written notice shall be delivered to Owner no less than six months prior to the end of the original 50-year term or extended term, as the case may be.

1.3     Existing Rights. This lease is subject to (a) all existing easements, servitudes, licenses, rights-of-way, ditches, levees, roads, highways, and telegraph, telephone, and electric power lines, pipelines, and other purposes; (b) the rights of other occupants under any existing oil, gas, and mineral lease or leases from Owner affecting the entire or any portion of the Premises.

1.4     Use of VCTC Right of Way (Revocable License). Subject to the terms of this Agreement, Owner hereby grants to Tenant a revocable, non-exclusive license to use the right-of-way crossing area subject to that certain Lease Agreement dated March 3, 2022 between the Ventura County Transportation Commission (“VCTC”) and Limoneira Company (the “VCTC Lease”) solely for purposes reasonably necessary for Tenant’s access to and from the Premises (the “VCTC Crossing ROW”). Tenant’s use of the VCTC Crossing ROW is granted exclusively as a revocable, non-exclusive license exercised under and through Owner’s rights in the VCTC Lease. This license is entirely derivative of Owner’s interest and does not constitute, and shall not be construed as, an assignment, sublease, transfer, conveyance, or delegation of any portion of the VCTC Lease or of any property interest in the VCTC Crossing ROW. Tenant’s licensed use is expressly conditioned upon the following:

(a)     Scope Limited to Owner’s Rights. Tenant’s use shall not exceed, enlarge, or modify the rights Owner actually holds in the VCTC Crossing ROW and shall remain subject to all terms, conditions, limitations, and operational restrictions applicable to Owner’s use of such rights-of-way.

(b)     Compliance With Legal Requirements. Tenant shall comply with all rules, regulations, permit conditions, and operational limitations imposed by the County of Ventura, VCTC, or any other governmental entity with jurisdiction over the VCTC Crossing ROW.

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(c)     No Independent Rights Against VCTC. Nothing in this Agreement grants Tenant any direct, independent, or vested right to use the VCTC Crossing ROW as against VCTC. Tenant’s rights are entirely dependent on and subordinate to Owner’s rights under the VCTC Lease.

(d)     Revocability. Owner may revoke or suspend Tenant’s license to use the VCTC Crossing ROW upon notice if required to comply with the VCTC Lease or any directive or determination of VCTC or another public authority, or if Tenant’ s use could reasonably be viewed as exceeding the scope of Owner’s permitted rights; provided, however, that Owner shall provide Tenant with alternative access to and from the Premises in the event Tenant’s license to use the VCTC Crossing ROW is suspended or revoked for any reason.

1.5     Covenant of Title and Quiet Enjoyment. Except as provided in Section 9 below, Owner shall not mortgage, assign, pledge, hypothecate or otherwise encumber its fee interest in the Premises during the Lease Term. Provided, however, Owner shall be allowed to encumber all or any part of the Premises if, and only if, the lender executes a no disturbance agreement that shall provide, among other customary terms and provisions, that the Tenant and leasehold mortgage, if any, would not be disturbed so long as there was no event of default under this Lease. Owner warrants and will defend the title thereto, and will indemnify Tenant against any damage and expense which Tenant may suffer by reason of any lien, encumbrance, restriction or deficit in the title or description herein of the Premises. If, at any time, Owner’s title or right to receive rent hereunder is disputed, or there is a change of ownership of Owner’s estate by act of the Parties or operation of law, Tenant may withhold rent thereafter accruing until Tenant is furnished reasonable proof satisfactory to it as to the party entitled thereto. Subject to Owner’s prior written consent in each instance (which consent shall not be unreasonably withheld) Tenant may grant to public entities and public utilities for the purposes of serving the Premises rights of way and easements on over or under the Premises for all water, telephone, gas, electricity, sewer and other utility services.

1.6     Entry by Owner. Tenant shall permit Owner, and Owner’s agents and assigns, at all reasonable times, to enter the leased Premises, and to use the roads established on the Premises now or in the future, for the purposes of inspection, compliance with the terms of this Lease, exercise of all rights under this Lease, posting notices, and all other lawful purposes. Tenant shall supply Owner, and his agents and assigns, with keys and other instruments necessary to effect entry on the Premises. Tenant shall make and keep pertinent records of all operations and conduct under this Lease and shall make them available to Owner and Owner’s agents and assigns at all reasonable times for inspection.

1.7     Holdover. If Tenant continues to occupy the Premises after the last day of the Lease Term, including any extension thereof, and Owner elects to accept rent, thereafter a tenancy from month-to-month shall be created and not a tenancy for a longer period.

2.     Payment of Rent, Utilities and Taxes.

2.1     Rent. Beginning with date that the commercial operation of the Facility commences, as further defined below (“Operations Start Date”), Tenant shall pay Owner a quarterly “Lease Payment” (collectively, “Lease Payments”) to be calculated and paid as follows:

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(a)     Lease Payments will be due to Owner on March 31, June 30, September 30 and December 31 of each calendar year. The first Lease Payment will be due on the Operations Start Date, prorated based on the amount of the quarter that has elapsed as of the Operations Start Date. For example, if the Operations Start Date is May 15, only half of the quarter will have elapsed and the Lease Payment due will be reduced by 50%.

(b)     The Operations Start Date is the date on which construction of the Facilities has been completed and all Permits and Approvals required for the Facility to operate and sell compost have been received. Owner shall provide notice to Tenant pursuant to Section 15.6 of its determination of the Operations Start Date, thirty (30) days prior to the Operations Start Date if reasonably feasible, and otherwise, as close to the Operations Start Date as reasonably feasible. Any dispute concerning the Operations Start Date shall be resolved pursuant to Section 14 below.

(c)     Each of the first four quarterly Lease Payments shall be equal to one hundred and forty thousand dollars ($140,000), adjusted by the “Annual Escalator” based on the number of years that have elapsed since the Effective Date, provided that the initial Lease Payment will be pro-rated according to Section 2.1(a). The Annual Escalator shall be equal to the lesser of (i) 2.5%, or (ii) the year-over-year increase, if any, in the Bureau of Labor Statistics Water & Sewer Index (Series ID CUUR0000SEHG01). Thereafter, the amount of the quarterly Lease Payment will be adjusted once per year by the Annual Escalator.

(d)     Payments made by Tenant to Owner will be made through Electronic Funds Transfer as specified by Owner by notice to an account, the number of which will be provided to Tenant by notice.

2.2     Utilities. Tenant shall pay for all water, gas, heat, light, power, telephone service, and for all other services supplied to the Premises except as otherwise provided in this Lease. Tenant may make such utility installations of a non-structural nature to the Premises as are consistent with or required by the management and operation of the Facility. Tenant shall pay for all such utility installations.

2.3     Taxes. All real property taxes and irrigation district assessments and standby charges shall be paid by Owner. All taxes on personal property belonging to Tenant, and used by Tenant on the Premises, shall be paid by Tenant. Provided, however, in the event the development of the Facility causes said taxes and assessments to increase the Tenant shall reimburse the Owner for such increase upon demand.

3.     Title Insurance. Prior to Tenant’s development of the Facility, Owner shall apply for leasehold title insurance from a title insurance company mutually agreed upon by the Parties in an amount not less than Tenant’s anticipated out of pocket costs in development and constructing the Facility, including without limitation the cost of labor, professional fees and water delivery systems, if any.

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4.     Use, Development of Facility, and Title to Improvements.

4.1     Use of Premises. Tenant may use the Premises for the development and operation of the Facility, and for purposes reasonably related to the foregoing. Tenant is solely responsible for ascertaining the suitability of the Premises for its use.

4.2     Development of Facility. Owner shall cooperate with Tenant in the development of the Facility to the extent reasonably necessary and without cost to Owner, including, without limitation, execution of documents and applications for governmental approvals of the Facility. Tenant shall have sole ownership, control and operation of the Facility during the Lease Term and may claim depreciation on the Facility for income tax purposes, and the right of Owner to receive Lease Payments or other amounts due hereunder shall not be deemed to give Owner any interest, control or discretion in the operation of the Facility.

4.3     Mechanics Liens. Tenant shall give Owner not less than ten (10) days prior written notice of Tenant’s intended commencement of Facility construction and Tenant shall pay or cause to be paid the total cost and expense of all works of improvement and Tenant shall not allow the enforcement against the Premises of any mechanics liens; Tenant may contest any mechanics lien, claim or demand by furnishing a mechanic lien release bond to Owner in compliance with applicable California law. If Tenant does not discharge any mechanics lien for works of improvement performed for Tenant, Owner shall have the right to discharge the same and Tenant shall reimburse Owner for the cost of discharging such mechanics lien including interest at the rate of 8% and reasonable attorneys’ fees.

4.4     Maintenance. Tenant shall care for both the Premises and the approaches to and appurtenances of the leased Premises, including, but not limited to, all fences, wells, ditches, and roadways, and maintain them in the same order and condition in which received, ordinary wear and tear excepted. Maintenance shall include incidental repair of pipelines and occasional replacement of trees damaged by disease, vandalism, or weather. Tenant expressly waives the benefit of any statute which now or hereafter would afford Tenant the right to make repairs at Owner’s expense or to terminate this Lease because of Owner’s failure to keep the Premises in good order, condition and repair, including the provision of Civil Code Section 1942.

4.5     Compliance of Law. Tenant shall comply with all requirements of all governmental authorities, in force either now or in the future, affecting the Premises, and shall faithfully observe in its use of the Premises all laws, rules, and regulations of these authorities, in force either now or in the future. The judgment of a court of competent jurisdiction, or Tenant’s admission in an action or a proceeding against it, whether Owner be a party to it or not, that Tenant has violated any law, rule, or regulation in its use of the Premises shall be considered conclusive evidence of that fact as between Owner and Tenant.

5.     Water Supply.

5.1     Leased Water Rights. In connection with the lease of the Premises, Owner hereby agrees to lease to Tenant a minimum of eighty-nine (89) acre-feet annually of its FICO Memberships and/or IPA (“Leased Water Rights”). The Parties may negotiate an increase in the minimum quantity of Leased Water Rights in subsequent phases of the Facility’s development.

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5.2     Payment for Additional Water Use. Any production of groundwater from the Premises above the Leased Water Rights in one calendar year shall be deemed “Additional Water Use.”

(a)     After the Operations Start Date, Tenant shall pay Owner a “Water Use Charge” for each acre-foot of Additional Water Use, with Water Use Charges due on March 31 of each year for any Additional Water Use in the preceding calendar year (January 1 — December 31). For the avoidance of doubt, the Water Use Charge shall not apply to any water used by Tenant pursuant to its Leased Water Rights.

(b)     The Water Use Charge shall be equal to the per acre-foot Tier 1 Combined Metropolitan Water District of Southern California (“MWD”) and Calleguas Municipal Water District (“CMWD”) Rate, less the per acre-foot MWD treatment surcharge, as published in CMWD’s adopted water rate schedule in effect as of the Effective Date. For example, as shown on Exhibit “B” attached hereto, the calendar year 2025 “Combined MWD & CMWD Rate” for Tier 1 is $1,895 per acre-foot and the MWD treatment surcharge is $483 per acre-foot, and thus the Water Use Charge would be $1,412 per acre-foot. In the event that CMWD no longer publishes a Tier 1 Combined MWD & CMWD Rate and MWD treatment surcharge, the Parties shall substitute any substantially similar water supply charge published by CMWD, or if no such similar charge is so published by CMWD, another mutually agreeable, comparable charge for non-interruptible water service water sold for domestic and municipal uses in Southern California.

5.3     Costs and Expenses for Water Supply. Tenant shall be solely responsible for all costs and expenses related to the use of the Leased Water Rights and any Additional Water Use, including but not limited to power, electricity, repair, maintenance, and operational expenses for any water well on the Premises. Tenant shall be solely responsible for all groundwater production charges, pumping fees, surcharges, replenishment assessments, or similar charges imposed by the United Water Conservation District, or any successor agency, arising from or related to Tenant’s extraction, pumping, or use of groundwater from the Premises. Tenant shall pay such charges directly when due or, if paid by Owner, shall reimburse Owner in full upon demand.

5.4     Method of Delivery. Owner’s method of delivering water pursuant to the Leased Water Rights to the Facility may include the following:

(a)     Supplying water from Owner’s existing well(s), such as Upper 170 well (03N21W301104S), and/or

(b)     Establishing an exchange agreement with the City of Santa Paula to supply water to the Facility.

5.5     Use of Leased Water Rights. Tenant’s rights under this Section 4 solely pertain to Tenant’s lease and use of the Leased Water Rights and Additional Water Use for beneficial use under reasonable means during the Lease Term. Nothing in the Lease, nor Tenant’s use of the Leased Water Rights as provided herein, shall vest (a) any right to the Leased Water Rights in Tenant other than as the beneficiary of the leased water for the term of this Lease, or (b) any other contractual rights not expressly stated herein.

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5.6     Actions to Effectuate Lease of Water Rights. Owner shall undertake all reasonable actions necessary, and complete and file all necessary documents with FICO, the Association, United Water Conservation District, the Ventura County Superior Court, and any other entity with relevant jurisdiction, to effectuate the annual lease of the Leased Water Rights to Tenant.

5.7     Conditions Precedent. The following “Conditions Precedent” must be satisfied to effectuate the Lease of Water Rights as contemplated in this Section 4:

(a)     Within sixty (60) days of the Effective Date, FICO and/or the Association have executed any approvals or administrative formalities necessary for Tenant to use the Leased Water Rights.

(b)     All of the Parties’ respective representations, warranties and covenants set forth herein remain true and correct, as of the satisfaction of the other Conditions Precedent.

5.8     Disclaimers. Owner makes no warranties of any kind that Tenant or its assignee can locate wells, operate groundwater extraction facilities and other infrastructure that may be required to convey water or that Tenant will be able to extract any quantity of groundwater as a result of the Lease. Further, Tenant acknowledges that it is obtaining the Leased Water Rights “as-is” without any warranty by Owner as to the extent of any rights.

5.9     Mutual Cooperation and Responsibilities. The Parties agree to cooperate with each other, take further action, and execute and deliver whatever additional documents may be reasonably required to ensure the successful effectuation this Section 4. The Parties shall also cooperate with one another to comply with all provisions of the Judgment and all governmental policies and regulations, and obtain any necessary approvals, that are required to effectuate the Lease.

5.10       Judgment and Other Legal Requirements. Tenant shall comply with all requirements set forth in the Judgment and in FICO’s rules and regulations, and any other legal requirements or limitations, associated with the exercise of the Leased Water Rights. Tenant shall bear all costs associated with such compliance.

6.     Surrender, Clean-Up and Removal of Premises.

6.1     Tenant Obligations. Tenant agrees, on the last day of the Lease Term or upon the sooner termination of this Lease, to surrender the Premises and all appurtenances thereto to Owner in the same or better condition as when received, with the complete development of the Facility deemed to be an improvement to the condition of the Premises. All remaining arable land on the Premises shall be returned twice disked, cleaned of all plastic and otherwise in good order and condition. With the exception of the Facility and any appurtenances, Tenant agrees to remove all of Tenant’s personal property and trade fixtures from the Premises upon any termination of this Lease. Unless otherwise agreed to by the Parties, the Facility will become the property of the Owner upon the expiration or termination of the Lease. Tenant shall repair any damage to Premises caused by the removal of Tenant’s trade fixtures, crops and equipment, except for any damages caused by the development of the Facility, for which Tenant shall have no obligation to repair. In the event of any conflict between this Section 5 and that certain Operating Agreement of Agromin-Limoneira LLC entered into between California Wood Recycling Inc., dba Agromin and Limoneira Company (“Operating Agreement”), the Operating Agreement shall prevail.

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6.2     Failure to Remove. If Tenant fails to remove Tenant’s personal property as required by Section 5.1 and restore the Premises to the conditions and within the time limits set forth in this Lease, Owner may:

(a)     do such removal and restoration at risk of Tenant and all costs and expenses thereof, together with interest thereon, shall be paid to Owner by Tenant upon demand, or

(b)     (claim all of such personal property, other than movable equipment, as its own, and Tenant shall execute and deliver to Owner, within fifteen (15) days after written demand therefore, a bill of sale conveying all of Tenant’s interest therein to Owner, or

(c)     (c) claim all movable equipment as its own, if Tenant fails to remove such equipment within fifteen (15) days of the delivery to Tenant of Owner’ s written demand to do so, and Tenant shall execute and deliver to Owner, within fifteen (15) days of the delivery of Owner’s written demand therefore, a bill of sale conveying all of Tenant’s interest therein to Owner.

7.     Terms and Conditions Applicable To Assignment and/or Subletting.

7.1     No assignment or subletting of this Lease may occur without Owner’s consent, to be given in Owner’s sole and absolute discretion.

7.2     Regardless of Owner’s consent, any assignment or subletting shall not (i) be effective without the express written assumption by such assignee or sublessee of the obligations of Tenant under this Lease, (ii) release Tenant of any obligations hereunder, or (iii) alter the primary liability of Tenant for the payment of the Lease Payments and other sums due Owner under this Lease or for the performance of any other obligations to be performed by Tenant under this Lease.

7.3     The consent of Owner to one assignment or subletting shall not constitute a consent to any subsequent assignment or subletting by Tenant or to any subsequent or successive assignment or subletting the subtenant. Neither a delay in the approval or disapproval of such assignment, nor the acceptance of any rent or performance, shall constitute a waiver of or estoppel as to Owner’s right to exercise its remedies for the default or breach by Tenant of any of the terms, covenants or conditions of this Lease.

7.4     Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Owner’s determination as to the financial and operational responsibility of or the appropriateness of the proposed assignee or subtenant, including but not limited the intended use and/or required modification of the Premises, if any. Tenant agrees to provide Owner with such other or additional information and/or documentation as maybe reasonably requested by Owner.

7.5     No sublessee shall further assign or sublet all or any part of the Premises without Owner’s prior written consent.

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8.     Default/Owner’s Right of Re-Entry.

8.1     Events of Default. Each of the provisions in this Lease is a material term of this Lease. In addition to other events of default described in this Lease, any of the following events or occurrences shall constitute a material breach of this Lease by Tenant and, after the expiration of any applicable grace period, shall constitute an event of default (each an “Event of Default”):

(a)     Failure to Pay. The failure by Tenant to pay the Lease Payments, taxes, utilities, or any other an amount due, in full, alter the amount is due under the Lease, where such failure continues for a period of ten (10) business days following Owner’s written notice to Tenant;

(b)     Failure to Perform. The failure by Tenant to perform any obligation under this Lease, which by its nature Tenant has no capacity to cure;

(c)     Failure to Perform Other Obligation. The failure by Tenant to perform any other obligation under this Lease, if the failure has continued for a period of thirty (30) days after Tenant has received a written demand that Tenant cure the failure; or a reasonable period based upon the nature of any repair obligation.

(d)     Bankruptcy. Any of the following: A general assignment by Tenant for the benefit of Tenant’s creditors; and voluntary filing, petition, or application by Tenant under any law relating to insolvency/bankruptcy, whether for a declaration of bankruptcy, a reorganization, an arrangement, or otherwise; the abandonment of the Premises by Tenant without Owner’s prior written consent; or the dispossession of Tenant from the Premises (other than by Owner) by process of law or otherwise; or

(e)     Appointment of Trustee. The appointment of a trustee or receiver to take possession of all or substantially all of Tenant’s assets; or the attachment, execution, or other judicial seizure of all or substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, unless the appointment or attachment, execution, or seizure is discharged within thirty (30) days; or the involuntary filing against Tenant of: (i) a petition to have Tenant declared bankrupt, or (ii) a petition for reorganization or arrangement of Tenant under any law relating to insolvency or bankruptcy, unless, in the case of any involuntary filing, it is dismissed within sixty (60) days.

8.2     Owner’s Remedies on Default. Upon the Occurrence of an Event of Default, Owner, in addition to any other rights or remedies available to Owner at law or in equity, shall have the right to:

(a)     Terminate the Lease and declare the Lease Terni hereof ended, reenter Premises, take possession thereof, and remove all persons therefrom, provided that Owner agrees to not take any action that would unreasonably diminish the value of the Facility.

(b)     Terminate this Lease and all rights of Tenant in or to Premises at any time, with or without reentry under sub-paragraph (b) next above.

(c)     Continue this Lease without waiver of Owner’s right to terminate this Lease for this Event of Default or any subsequent Event of Default.

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Any act that Owner is entitled to do in exercise of Owner’ s rights upon any Event of Default may be done, in Owner’s sole and exclusive discretion, at a time and in any manner deemed reasonable by Owner.

9.     Premises Condition. Tenant enters into this Lease and accepts the Premises with full knowledge of, and accepts the condition of the Premises, “as how and where is.” This “AS IS” acceptance includes but is not limited to the condition of the land, soil, water, ditches, silt ponds, culverts, pumps, wells, and the water system. No patent or latent physical condition of the Premises, whether known or not known to or discovered by Tenant shall affect the rights of Owner and Tenant under this Lease. Tenant acknowledges that:

9.1     Neither Owner nor any of Owner’ s employees, representatives or agents have made any express or implied written or verbal representations or warranties respecting the physical condition of the Premises or any other aspect or condition of the Premises, including, without limit, zoning, entitlements, existence of environmentally prohibited substances, land, soil, ditches, silt ponds, drainage, culverts, water system(s), irrigation systems and or any and all other improvements now on the Premises;

9.2     Tenant has fully and thoroughly inspected the Premises and has conducted any and all inspections relevant to a determination by Tenant of the Premises’ condition and suitability for Tenant’s intended use;

9.3     Owner shall have no obligation or liability whatsoever for any clean up, disking, weeding, site preparation, improvements, alterations or repairs of any nature to the Premises, or to payor reimburse Tenant for any part of the cost thereof.

10.     Subordination; Attornment; Non-Disturbance. This Lease is subject and subordinate to all present gas, oil and mineral leases of the Premises and to the lien of any mortgages or trust deeds, now or hereinafter in force against the Premises and any other Premises attached to the Premises, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such gas, oil and mineral leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale if so requested to do so by such purchaser, and to recognize such purchaser as the Owner under this Lease. Tenant shall within five (5) days of request by Owner execute such further instruments or assurances as Owner may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, deeds of trusts, or gas, oil and mineral leases. Tenant waives the provisions of any current or future rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

11.     Representations and Warranties of Owner. Owner makes the following representations, warranties and covenants to Tenant:

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11.1       Due Organization. Owner is a corporation duly organized, validly existing and in good standing under the laws of the State of California, qualified to do and is doing business in the State of California.

11.2       Member in Good Standing. Owner warrants that it is a member of the Association in good standing.

11.3       Corporate Power and Authority. Owner has full right, power and authority to enter into this Lease and to perform its obligations hereunder, and the person executing this Lease on behalf of Owner has the right, power and authority to do so.

11.4       Enforceability. This Lease constitutes the legal, valid and binding obligation of Owner, enforceable against Owner in accordance with its terms. Neither this Lease nor the consummation of any of the transactions contemplated hereby violates or shall violate any provision of any agreement or document to which Owner is a party or to which Owner is bound.

All representations, warranties, and covenants of Owner in this Lease are made as of the Effective Date.

12.     Representations and Warranties of Tenant. Tenant makes the following representations, warranties and covenants to Owner:

12.1       Due Organization. Tenant is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, qualified to do and is doing business in the State of California.

12.2       12.2 Power and Authority. Tenant has the right, power and authority to enter into this Lease and to perform its obligations hereunder, and the person executing this Lease on behalf of Tenant has the right, power and authority to do so.

12.3       Enforceability. This Lease constitutes the legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms. Neither this Lease nor the consummation of any of the transactions contemplated hereby violates or shall violate any provision of any agreement or document to which Tenant is a party or to which Tenant is bound.

All representations and warranties of Tenant in this Lease are made as of the date of this Lease, and as of the Effective Date.

13.     Indemnification. Tenant shall hold harmless and indemnify Owner, its officers, agents, volunteers and employees (hereinafter “Owner Indemnified Parties”) from and against all liabilities, obligations, claims, damages, losses, actions, judgments, suits, costs and expenses, including reasonable attorneys fees, that Owner Indemnified Parties shall incur or suffer resulting from or arising out of or in connection with any negligent act or omission or willful misconduct on the part of Tenant, its officers, agents, and employees, related to Tenant’s acquisition, lease, or use of the Premises or Leased Water Rights. Owner shall hold harmless and indemnify Tenant, its directors, managers, members, officers, agents and employees (collectively, “Tenant Indemnified Parties”) from and against all liabilities obligations, claims, damages, losses, actions, judgments, suits, costs and expenses, including reasonable attorneys’ fees, that Tenant Indemnified Parties shall incur or suffer resulting from or arising out of or in connection with any negligent act or omission or willful misconduct on the part of Owner, its officers, agents and employees, related to Owner’s lease of the Premises and the Leased Water Rights to Tenant.

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14.     Insurance.

14.1       Property Insurance. Tenant shall procure and maintain from the Effective Date and thereafter at all times during the Lease Term property insurance equal to at least 100% of the insurable value of the Premises on a replacement cost basis, or such lesser amount to which the Parties agree, against loss of or damage to the Premises from fire, flood, explosions, vandalism, and such other coverages customarily included in an extended coverage endorsement. Such property insurance coverage must list Owner as an additional insured(s), with a right to thirty (30) days’ prior written notice in the event of cancellation of coverage and ten (10) days’ prior written notice for non-payment of premium.

14.2       Other Coverages. Tenant shall procure and maintain the insurance coverages with respect to the Premises as may be reasonably required by the mutual agreement of Tenant and Owner, which includes the following, insurance to include a right to thirty (30) days’ prior written notice in the event of cancellation, termination, modification or change of policy coverage and ten (10) days’ prior written notice for non-payment of premium, all in such amounts and in such coverages as are commercially reasonable:

(a)     Commercial general liability insurance, covering bodily injury, personal injury, broad form property damage (including completed operations, host liquor liability, products liability, and contractual liability in an amount equal to not less than five million ($5,000,000) per occurrence and annual policy general aggregate combined for all coverages; Owner will be named as Additional Insured, such insurance shall be primary and non-contributory; Tenant will waive all rights to recovery of subrogation against Owner.

(b)     Automobile liability insurance (including owned, non-owned and leased automobiles), Owner will be named as Additional Insured, such insurance shall be primary and non-contributory to any insurance carried by Owner.

(c)     Worker’s compensation insurance and employer’s liability, and similar insurances as may be required by applicable law with a policy limit of at least $1,000,000; where permitted by law, such insurance shall be endorsed to waive subrogation against Owner;

(d)     Pollution coverage in an amount equal to not less than one million ($1,000,000) per occurrence;

(e)     Professional errors and omissions insurance;

(f)      Any other insurance coverages, terms and conditions required by the terms of the Operating Agreement; and

(g)     Insurance against such other insurable risks as may reasonably be required or deemed necessary by the Parties.

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14.3     Insurance Standards and Requirements. All insurance required to be maintained hereunder shall meet or exceed any requirements of applicable law. Insurance procured hereunder shall be placed with reputable, financially sound insurance companies with a minimum A.M. Best Rating of A-VI.

14.4     Insurance Claims and Settlement. Any claims made on the insurance policies required hereunder shall be made in consultation with the Owner.

15.     Dispute Resolution. In the event of any default in the terns hereof, or in the event that any dispute arises between the Parties relating to this Lease or the rights and obligations arising from the provisions hereof, the Parties shall attempt in good faith to resolve the controversy or the default. However, if the Parties cannot agree upon a resolution of the controversy or the default within thirty (30) days, the Parties shall attempt to settle the dispute in an amicable manner, using mandatory non-binding mediation initiated and conducted under the applicable rules of the American Arbitration Association in effect as of the Effective Date or other rules agreed to in writing by the Parties. The Parties shall select a mediator and initiate mediation no more than thirty (30) days following the running of the thirty-day deadline for non-mediated resolution. If the Parties are unable to agree on a mediator within such thirty-day period, then the Parties shall follow the then-applicable rules of the American Arbitration Association for selection of a mediator. Each Party shall bear its own legal expenses and costs related to the mediation. All expenses of the mediator, including required travel, and the cost of any proofs or expert advice produced at the direct request of the mediator, shall be paid or reimbursed by the Parties in equal proportion. Any agreement resulting from mediation shall be documented in writing. All mediation proceedings, results, and documentation, including without limitation any materials prepared or submitted or any positions taken by or on behalf of either Party, shall be confidential and inadmissible for any purpose in any legal proceeding (pursuant to California Evidence Codes sections 1115 through 1128), unless such admission is otherwise agreed upon in writing by the Parties. Mediators shall not be subject to any subpoena or liability, and their actions shall not be subject to discovery. The mediation shall be completed within thirty (30) days after selection of the mediator, unless the Parties, each in their sole discretion, agree to extend the mediation period.

16.     General Provisions.

16.1     Further Assurances. At any time and from time to time after the date hereof, each Party agrees to take such actions and to execute and deliver such documents as the other Party may reasonably request to effectuate the purposes of this Lease.

16.2     Assignment. Subject to the restrictions set forth in Section 6, the provisions of this Lease shall be binding upon and inure to the benefit of all affiliates, parent corporations, subsidiaries, assigns, successors-in-interest, personal representatives, administrators, heirs, devisees and legatees of the Parties.

16.3     Amendment. Except as otherwise provided in this Lease, neither this Lease nor any provision hereof may be waived, modified, amended, discharged, or terminated except by an instrument in writing signed by the Party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such writing.

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16.4     Entire Agreement. This Lease and the agreements provided for herein constitute the entire understanding between the Parties with respect to the matters set forth herein, and they supersede all prior or contemporaneous understandings or agreements between the Parties with respect to the subject matter hereof, whether oral or written.

16.5     Remedies. The Parties agree that irreparable damage would occur and that the Parties would not have an adequate remedy at law in the event that any of the provisions of this Lease were not performed in accordance with their specific terms or were otherwise breached. The Parties will be entitled to all forms of equitable relief, including restraining orders, injunctions and specific performance to prevent breaches and to enforce specifically the terms and provisions of this Lease in addition to any other remedy to which they are entitled at law or in equity. The Parties waive any requirement for the securing or posting of any bond in connection with obtaining any equitable relief. No remedy is exclusive but will, wherever possible, be deemed cumulative with all other remedies at law or in equity.

16.6     Notices. Any notice hereunder shall be deemed sufficient if given by one Party to the other in writing and either delivered in person, transmitted by electronic mail or facsimile and acknowledgment of receipt is made by the receiving Party, or deposited in the United States mail in a sealed envelope, certified and with postage and postal charges prepaid, and addressed as follows:

If to Owner, to:	Limoneira Company Attn: Harold Edwards 1141 Cummings Rd Santa Paula, CA 93060 Email: *******@limoneira.com

If to Tenant, to:	Agromin-Limoneira LLC Attn: Bill Camarillo 201 Kinetic Drive Oxnard, CA 93030 ****@agromin.com

16.7     Governing Law. This Lease shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to any choice-of-law or conflicts-of-laws rule or principle that would result in the application of any other laws.

16.8     Waiver. No waiver of any provision of, nor any consent to any exception to the terms of this Lease, shall be effective unless in writing and signed by the Party to be bound and then only for the specific purpose, extent and circumstance so provided. No failure on the part of any Party to exercise or any delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

16.9     Construction. This Lease constitutes a fully-negotiated agreement among commercially sophisticated Parties, each assisted by legal counsel, and the terms of this Lease shall not be construed or interpreted for or against any Party hereto because that Party or its legal representative drafted or prepared such provision.

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16.10      Severability. Except as set forth herein, if any provision of this Lease is invalid, illegal or unenforceable, such provision shall be deemed to be severed or deleted from this Lease and the balance of this Lease shall remain in full force and effect notwithstanding such invalidity, illegality or unenforceability.

16.11     Good Faith and Fair Dealing. The Parties hereto acknowledge and agree that the performances required by the provisions of this Lease shall be undertaken in good faith, and with each of the Parties dealing fairly with each other.

16.12     No Third-Party Beneficiaries. This Lease does not create, and shall not be construed to create, any rights enforceable by any person, partnership, corporation, joint venture, limited liability company or other form of organization or association of any kind that is not a Party to this Lease.

16.13     Counterparts; Electronically Transferred Signature. This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Each Party agrees that each other Party may rely upon the facsimile or scanned and emailed signature of any Party on this Lease as constituting a duly executed and binding signature to this Lease.

16.14     Attorneys’ Fees. In any arbitration, action or proceeding relating to the interpretation or enforcement of this Lease, the prevailing Party shall be entitled to recover from the other Party’s reasonable expenses, attorneys’ fees and costs.

16.15     Memorandum of Lease. Tenant shall have the right to record a memorandum of lease memorializing the existence of this Lease and the rights granted to Tenant hereunder. Said memorandum shall be in a form that is reasonably acceptable to Owner and shall clearly state that the exercise of all options to renew this Lease for additional terms is discretionary and subject to the terms and conditions in the Lease.

16.16     Termination Under Operating Agreement. Notwithstanding anything to the contrary in this Lease, this Lease may be terminated by a Buying Member (as defined in the Operating Agreement) on behalf of Tenant pursuant to Section 11.3(b) of the Operating Agreement as a result of the exercise by such Buying Member of its buy-sell rights thereunder, without penalty or fee other than payment of any accrued fees or other amounts due as of the date of termination.

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IN WITNESS WHEREOF, the Parties have executed this Lease to become effective as of the Effective Date.

“Owner”		“Tenant”

Limoneira Company, a California Corporation		Agromin-Limoneira LLC, a California Limited Liability Company

By:	/s/ Harold Edwards	By:	/s/ Bill Camarillo
	Harold Edwards, President/CEO		Bill Camarillo, Agromin-Limoneira LLC
Manager

		By:	/s/ Harold Edwards
Harold Edwards, Agromin-Limoneira LLC
Manager

		By:	/s/ Gregory Hamm
Gregory Hamm, Agromin-Limoneira LLC
Manager

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exhibit a:

depiction of the premises

exhibit b:

iLLUSTRATIVE rATE sCHEDULE FOR aDDITIONAL wATER uSE